Exhibit 10.1

June 17, 2009

Michael N. Chang, Ph.D.

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA 92121

Re:          Amendment to Employment Agreement

Dear Michael:

This Amendment (the “Amendment”) to your Employment Agreement with Optimer Pharmaceuticals, Inc. (the “Company”) dated June 17, 2005, as amended (the “Agreement”), amends the terms and conditions of the Agreement to the extent provided herein. The Agreement is currently scheduled to expire according to its terms on June 17, 2009 and you and the Company have expressed a desire to continue the Agreement for an additional 4 year term.

In light of the foregoing, Section 2.3 of the Agreement shall be amended and restated in its entirety to read as follows:

“2.3. Term of Employment. The Executive’s employment under this Agreement (the “Employment Term”) shall commence as of the effective date hereof and shall terminate on the earlier of (a) the eighth year anniversary of the date hereof, or (b) the termination of the Executive’s employment pursuant to this Agreement. Executive may terminate his employment with the Company at any time and for any reason upon thirty (30) days’ prior written notice to the Company.”

Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Please sign this Amendment and return it to the Company at your earliest convenience.

Sincerely,

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Alain Schreiber, M.D.
Alain Schreiber, M.D.
Director

Accepted and Agreed:

/s/ Michael N. Chang, Ph.D.
Michael N. Chang, Ph.D.

10110 SORRENTO VALLEY ROAD, SUITE C SAN DIEGO, CALIFORNIA 92121 TEL:858-909-0736 FAX:858-909-0737